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                           LOAN AND SECURITY AGREEMENT


                                 by and between


                              GARDEN BOTANIKA, INC.


                                       and


                          FOOTHILL CAPITAL CORPORATION


                           Dated as of April 29, 1998

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                                TABLE OF CONTENTS
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1.      DEFINITIONS AND CONSTRUCTION...................................................  1
        1.1    Definitions.............................................................  1
        1.2    Accounting Terms........................................................ 16
        1.3    Code.................................................................... 16
        1.4    Construction............................................................ 16
        1.5    Schedules and Exhibits.................................................. 17

2.      LOAN AND TERMS OF PAYMENT...................................................... 17
        2.1    Revolving Advances...................................................... 17
        2.2    [Intentionally omitted]................................................. 18
        2.3    [Intentionally omitted]................................................. 18
        2.4    [Intentionally omitted]................................................. 18
        2.5    Overadvances............................................................ 18
        2.6    Interest:  Rates, Payments, and Calculations............................ 18
        2.7    Collection of Accounts.................................................. 20
        2.8    Crediting Payments; Application of Collections.......................... 20
        2.9    Designated Account...................................................... 21
        2.10   Maintenance of Loan Account; Statements of Obligations.................. 21
        2.11   Fees.................................................................... 21
        2.12   Eurodollar Rate Loans................................................... 22
        2.13   Illegality.............................................................. 24
        2.14   Requirements of Law..................................................... 25
        2.15   Taxes................................................................... 26
        2.16   Indemnity............................................................... 29

3.      CONDITIONS; TERM OF AGREEMENT.................................................. 29
        3.1    Conditions Precedent to Effectiveness of the Agreement.................. 29
        3.2    Conditions Precedent to Initial Advances................................ 31
        3.3    Condition Subsequent.................................................... 31
        3.4    Conditions Precedent to All Advances.................................... 32
        3.5    Term; Automatic Renewal................................................. 32
        3.6    Effect of Termination................................................... 32
        3.7    Early Termination by Borrower........................................... 33
        3.8    Termination Upon Event of Default....................................... 33

4.      CREATION OF SECURITY INTEREST.................................................. 33
        4.1    Grant of Security Interest.............................................. 33
        4.2    Negotiable Collateral................................................... 33
        4.3    Collection of Accounts, General Intangibles, and Negotiable
               Collateral.............................................................. 33
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        4.4    Delivery of Additional Documentation Required........................... 34
        4.5    Power of Attorney....................................................... 34
        4.6    Right to Inspect........................................................ 35
        4.7    Control Agreements...................................................... 35

5.      REPRESENTATIONS AND WARRANTIES................................................. 35
        5.1    No Encumbrances......................................................... 35
        5.2    [Intentionally Omitted]................................................. 35
        5.3    Eligible Inventory...................................................... 35
        5.4    Equipment............................................................... 35
        5.5    Location of Inventory and Equipment..................................... 36
        5.6    Inventory Records....................................................... 36
        5.7    Location of Chief Executive Office; FEIN................................ 36
        5.8    Due Organization and Qualification; Subsidiaries........................ 36
        5.9    Due Authorization; No Conflict.......................................... 36
        5.10   Litigation.............................................................. 37
        5.11   No Material Adverse Change. ............................................ 37
        5.12   Solvency................................................................ 38
        5.13   Employee Benefits....................................................... 38
        5.14   Environmental Condition................................................. 38
        5.15   Brokerage Fees.......................................................... 38
        5.16   Year 2000 Compliance.................................................... 39

6.      AFFIRMATIVE COVENANTS.......................................................... 39
        6.1    Accounting System....................................................... 39
        6.2    Collateral Reporting.................................................... 39
        6.3    Financial Statements, Reports, Certificates............................. 40
        6.4    Tax Returns............................................................. 41
        6.5    [Intentionally Omitted]................................................. 41
        6.6    Returns................................................................. 41
        6.7    Title to Equipment...................................................... 41
        6.8    Maintenance of Equipment................................................ 42
        6.9    Taxes................................................................... 42
        6.10   Insurance............................................................... 42
        6.11   No Setoffs or Counterclaims............................................. 43
        6.12   Location of Inventory and Equipment..................................... 44
        6.13   Compliance with Laws.................................................... 44
        6.14   Employee Benefits....................................................... 44
        6.15   Leases.................................................................. 45
        6.16   Brokerage Commissions. ................................................. 45
        6.17   Store Closings and Store Openings. ..................................... 45

7.      NEGATIVE COVENANTS............................................................. 45
        7.1    Indebtedness............................................................ 45
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        7.2    Liens................................................................... 46
        7.3    Restrictions on Fundamental Changes..................................... 46
        7.4    Disposal of Assets...................................................... 46
        7.5    Change Name............................................................. 46
        7.6    Guarantee............................................................... 46
        7.7    Nature of Business...................................................... 46
        7.8    Prepayments and Amendments.............................................. 47
        7.9    Change of Control....................................................... 47
        7.10   Consignments............................................................ 47
        7.11   Distributions........................................................... 47
        7.12   Accounting Methods...................................................... 47
        7.13   Investments............................................................. 47
        7.14   Transactions with Affiliates............................................ 48
        7.15   Suspension.............................................................. 48
        7.16   [Intentionally Omitted]................................................. 48
        7.17   Use of Proceeds......................................................... 48
        7.18   Change in Location of Chief Executive Office; Inventory and
               Equipment with Bailees.................................................. 48
        7.19   No Prohibited Transactions Under ERISA.................................. 48
        7.20   Financial Covenants..................................................... 49
        7.21   Capital Expenditures.................................................... 50
        7.22   Securities Accounts..................................................... 50
        7.23   Store Openings. ........................................................ 50

8.      EVENTS OF DEFAULT.............................................................. 50

9.      FOOTHILL'S RIGHTS AND REMEDIES................................................. 52
        9.1    Rights and Remedies..................................................... 52
        9.2    Remedies Cumulative..................................................... 54

10.     TAXES AND EXPENSES............................................................. 54

11.     WAIVERS; INDEMNIFICATION....................................................... 55
        11.1   Demand; Protest; etc.................................................... 55
        11.2   Foothill's Liability for Collateral..................................... 55
        11.3   Indemnification......................................................... 55

12.     NOTICES........................................................................ 56

13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER..................................... 57

14.     DESTRUCTION OF BORROWER'S DOCUMENTS............................................ 58

15.     GENERAL PROVISIONS............................................................. 58
        15.1   Effectiveness........................................................... 58
        15.2   Successors and Assigns.................................................. 58
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        15.3   Section Headings........................................................ 58
        15.4   Interpretation.......................................................... 58
        15.5   Severability of Provisions.............................................. 58
        15.6   Amendments in Writing................................................... 59
        15.7   Counterparts; Telefacsimile Execution................................... 59
        15.8   Revival and Reinstatement of Obligations................................ 59
        15.9   Integration............................................................. 59
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               SCHEDULES AND EXHIBITS
               ----------------------

Schedule E-1          Eligible Inventory Locations
Schedule P-1          Permitted Liens
Schedule 5.8          Subsidiaries, Capitalization
Schedule 5.10         Litigation
Schedule 5.13         ERISA Benefit Plans
Schedule 6.12         Location of Inventory and Equipment
Schedule 7.1          Permitted Indebtedness
Schedule 7.14         Transactions with Affiliates


Exhibit C-1           Form of Compliance Certificate

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                           LOAN AND SECURITY AGREEMENT


        THIS LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of April 29, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and GARDEN BOTANIKA, INC., a Washington corporation ("Borrower"), with its chief executive office located at 8624 154th Avenue NE, Redmond, Washington 98052.

        The parties agree as follows:

        1. DEFINITIONS AND CONSTRUCTION.

               1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                      "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                      "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                      "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                      "Advances" has the meaning set forth in Section 2.1(a).

                      "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, is under common control with, or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 10% or more of the Stock having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.

                      "Agreement" has the meaning set forth in the preamble hereto.


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                      "Applicable Advance Rate" means (a) 55% for any date of
determination from and after January 1 of any year through September 30 of such year, (b) 65% for any date of determination from and after October 1 of any year through the Sunday immediately preceding the first Monday in December of such year; (c) 62.5% for any date of determination from and after the first Monday in December of any year through the immediately following Sunday; (d) 60% for any date of determination from and after the second Monday in December of any year through the immediately following Sunday; (e) 57.5% for any date of determination from and after the third Monday in December of any year through the immediately following Sunday; (f) 55% for any date of determination from and after the fourth Monday in December of any year through December 31.

                      "Applicable Termination Rate" means (a) 3.0% from and after the Effective Date through May 6, 1999, (b) 2.0% from and after May 6, 1999 through May 6, 2000, and (c) 1.0% thereafter; provided, however, that if this Agreement is terminated in conjunction with the consummation of (i) a sale of all or substantially all of the assets of Borrower, or (ii) a sale of all of the equity interests in Borrower, the foregoing percentage amounts shall be (1) 1.5% from and after the Effective Date through May 6, 1999, (2) 1.0% from and after May 6, 1999 through May 6, 2000, and (3) 0.5% thereafter.

                      "Authorized Person" means any officer or other employee of Borrower.

                      "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

                      "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                      "Borrower" has the meaning set forth in the preamble to this Agreement.

                      "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                      "Borrower's Intellectual Property" means the General Intangibles of Borrower consisting of: (a) all trademarks, service marks, trade names, trade styles, trade

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dress, logos, other source or business identifiers, designs and general intangibles of like nature; and (b) all the goodwill of Borrower's business symbolized by the foregoing or associated therewith.

                      "Borrowing Base" has the meaning set forth in Section 2.1(a).

                      "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                      "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of Stock then outstanding of Borrower entitled to vote in the election of directors.

                      "Closing Date" means the earlier to occur of (a) the date of the making of the initial Advance, or (b) the date on which each of the conditions set forth in Section 3.2 shall have been fulfilled (or else shall have been waived in writing by Foothill).

                      "Code" means the California Uniform Commercial Code.

                      "Collateral" means each of the following:

                      (a) the Accounts,

                      (b) Borrower's Books,

                      (c) the Equipment,

                      (d) the General Intangibles,

                      (e) the Inventory,

                      (f) the Negotiable Collateral,

                      (g) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

                      (h) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles,

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Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                      "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

                      "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                      "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

                      "Concentration Account" shall mean a depositary account established pursuant to one of the Concentration Account Agreements.

                      "Concentration Account Agreements" means those certain Concentration Account Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Concentration Account Banks.

                      "Concentration Account Banks" means U.S. Bank of Washington, N.A.

                      "Concentration Accounts" has the meaning set forth in
Section 2.7.

                      "Consolidated EBITDA" means, for any applicable period, the aggregate amount of net income (or net loss) of Borrower and its Subsidiaries, minus the amount of any extraordinary gains for such period, plus the amount of any non-cash expenses associated with the write-down or write-off of any assets of Borrower during such period, plus the sum of (a) interest expense, (b) income tax expense (or credit), (c) depreciation expense, and (e) amortization expense, in each case as determined in accordance with GAAP for such period.

                      "Control Agreement" means a control agreement, in form and substance satisfactory to Foothill, between Borrower, Foothill, and the applicable securities intermediary, that provides (among other things) that, from and after the giving of notice by Foothill to such securities intermediary (a "Notice of Exclusive Control"),


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such securities intermediary shall take instructions solely from Foothill with respect to the applicable Securities Account and related Investment Property.

                      "Daily Balance" means the amount of an Obligation owed at the end of a given day.

                      "deems itself insecure" means that the Person deems itself insecure in accordance with the provisions of Section 1208 of the Code.

                      "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                      "Designated Account" means account number ________________ of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Foothill.

                      "Designated Account Bank" means U.S. Bank of Washington, N.A., whose office is located at 1420 Fifth Avenue, Seattle, Washington 98101, and whose ABA number is 125-000-105.

                      "Dollars or $" means United States dollars.

                      "Early Termination Premium" has the meaning set forth in
Section 3.7.

                      "Effective Date" means the first date on which each of the conditions set forth in Section 3.1 shall have been fulfilled or waived in writing by Foothill.

                      "Eligible Consignee" shall mean The Home Shopping Network and its affiliates, and such other Persons as are consented to by Foothill in writing from time to time after the Effective Date.

                      "Eligible Inventory" means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's business, that are located at or in-transit between Borrower's premises identified on Schedule E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

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                      (a) it is not owned solely by Borrower or Borrower does
not have good, valid, and marketable title thereto;

                      (b) it is not located at one of the locations set forth on Schedule E-1;

                      (c) it is not located on property owned or leased by Borrower or in a contract warehouse, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

                      (d) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

                      (e) it consists of goods returned or rejected by Borrower's customers or goods in transit; and

                      (f) it is discontinued, including Inventory located at any clearance store, obsolete or slow moving, a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," Inventory acquired on consignment, a training kit, a sample, or a display item.

                      "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

                      "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                      "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely

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for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                      "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under
Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                      "Eurodollar Rate" means, with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the next 1/16%) at which United States dollar deposits are offered to Foothill (or its Affiliates) by major banks in the London interbank market (or other Eurodollar Rate market selected by Foothill) on or about 11:00 a.m. (California time) 2 Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement and for a period of 3 months from the date of such offer.

                      "Eurodollar Rate Loans" means any Advance (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

                      "Event of Default" has the meaning set forth in Section 8.

                      "Excess Availability" means the Dollar amount of (a) the Borrowing Base, as of any date of determination, minus (b) the aggregate principal amount of Obligations outstanding in respect of Advances.

                      "Existing Lender" means U.S. Bank of Washington, N.A.

                      "FEIN" means Federal Employer Identification Number.


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                      "Foothill" has the meaning set forth in the preamble to
this Agreement.

                      "Foothill Account" has the meaning set forth in Section
2.7.

                      "Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                      "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.


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

                      "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                      "Governmental Authority" shall mean any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

                      "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; provided, however, that anything contained in the foregoing to the contrary notwithstanding, the foregoing shall not include any substances incorporated into the customary formulations of Borrower's personal care products Inventory.

                      "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                      "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                      "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                      "Interest Period" means, for any Eurodollar Rate Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date that is 30, 60, or 90 days thereafter, as selected by Borrower and notified to Foothill pursuant to Section 2.1(c), and as further provided in Section 2.12(a) and (b).

                      "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                      "Inventory Liquidation Value" means the liquidation value of Borrower's Inventory, net of estimated liquidation expenses, as determined by Great American/Hilco Appraisal & Valuation Services, or such other independent appraisal firm as shall be selected by Foothill from time to time in its sole discretion.

                      "Investment Property" means "investment property" as that term is defined in Section 9115 of the Code.

                      "Inventory Security Agreement" means an Inventory Security Agreement between Borrower and Foothill, in form and substance satisfactory to Foothill.

                      "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.


                      "License Agreement" means a license agreement between Borrower and Foothill, in form and substance satisfactory to Foothill.

                      "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                      "Loan Account" has the meaning set forth in Section 2.10.

                      "Loan Documents" means this Agreement, the Concentration Account Agreements, the Trademark Security Agreement, the Inventory Security Agreement, the License Agreement, any Control Agreement (from and after the date such document is executed and delivered), any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                      "Material Adverse Change" means, from and after the Effective Date, as measured against Borrower's unaudited, company prepared financial statements for Borrower's fiscal year ended January 31, 1998, and against Borrower's projected monthly balance sheet, income statement, and statement of cash flows for each month from February 28, 1998 through January 31, 1999, delivered to Foothill in connection with Foothill's conduct of its due diligence in entering into this Agreement, (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral. In the foregoing respect, a material adverse change means a change that is both material and adverse, as objectively (and not subjectively) determined, and an objective determination is a determination that would be made by an intelligent, reasonable, and neutral third party apprised of all of the relevant facts and circumstances.

                      "Maximum Revolving Amount" means $10,000,000.

                      "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                      "Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Books relating to any of the foregoing.

                      "Notice of Exclusive Control" has the meaning set forth in the definition of "Control Agreement."

                      "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                      "Ordinary Course Dispositions" means dispositions consisting of (a) sales or other dispositions of Inventory in the ordinary course of Borrower's business as currently conducted, (b) dispositions of cash and cash equivalents consistent with the provisions hereof, and (c) granting of license rights with respect to Borrower's Intellectual Property in connection with licenses or franchises entered into by Borrower in the ordinary course of business.

                      "Overadvance" has the meaning set forth in Section 2.5.

                      "Participant" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

                      "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

                      "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                      "Permitted Disposition" means (a) Ordinary Course Dispositions, (b) sales of Equipment conducted in connection with any Permitted Store Closing, and (d) sales or transfers of any Real Property sold or transferred in connection with any Permitted Store Closing.

                      "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted

Protests, (c) Liens set forth on Schedule P-1, (d) (i) the interests of lessors under operating leases, and (ii) purchase money Liens and the interests of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.21 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

                      "Permitted Protest" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

                      "Permitted Store Closing" means the closing of one or more of the store locations of Borrower that are (a) undertaken in ordinary course of Borrower's business as currently conducted, and (b) that have been duly approved by Borrower's Board of Directors on the basis of its determination that each such store closing is in the best interest of Borrower.

                      "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                      "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                      "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

                      "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                      "Reference Rate Loan" means any Advance (or portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Reference Rate.

                      "Renewal Date" has the meaning set forth in Section 3.5.

                      "Reportable Event" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                      "Requirement of Law" means, as to any Person: all (a) (i) statutes and regulations and (ii) court orders and injunctions, arbitrators' decisions, and/or similar rulings, in each instance by any Governmental Authority, or other body which has jurisdiction over such Person, or any property of such Person, or of any other Person whose conduct such Person would be responsible; and (b) that Person's organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

                      "Reserve Percentage" means and refers to, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Foothill (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") by Foothill or its Affiliates.

                      "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                      "SEC" means the Securities and Exchange Commission.

                      "Securities Account" means a "securities account" as that term is defined in Section 8501 of the Code.

                      "Shrinkage Reserve" means an amount equal to the sum of all reserves maintained on Borrower's Books in accordance with Borrower's historical practices in connection with Borrower's recognition in its financial statements of ongoing shrinkage in Borrower's Inventory.

                      "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                      "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

                      "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                      "Trademark Security Agreement" means a Trademark Security Agreement between Borrower and Foothill, the form and substance of which is reasonably satisfactory to Foothill.

                      "Triggering Event" means (a) the date on which an Event of Default occurs, (b) the first date on which the aggregate principal amount of Obligations outstanding in respect of Advances are equal to or greater than $5,000,000, or (c) the first date on which Excess Availability is less than $2,500,000.

                      "Voidable Transfer" has the meaning set forth in Section 15.8.

                      "Year 2000 Compliant" means, with regard to any Person, that all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the Year 2000.

               1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

               1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

               1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

               1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

        2. LOAN AND TERMS OF PAYMENT.

               2.1 REVOLVING ADVANCES.

                      (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount or (ii) the Borrowing Base. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                             (x) the lesser of (i) the Applicable Advance rate
               times the value of the Eligible Inventory, or (ii) 85% of the Inventory Liquidation Value, minus

                             (y) the Shrinkage Reserve, minus

                             (z) the aggregate amount of reserves, if any,
               established by Foothill under Section 2.1(b).

                      (b) Anything to the contrary in Section 2.1(a) above notwithstanding:

                             (i) Foothill may create reserves against or reduce
               its advance rates based upon Eligible Inventory if an Event of Default has occurred;

                             (ii) if no Event of Default has occurred and is
               continuing, but if Foothill has determined that Borrower is not current in the payment of its obligations to one or more of its real property lessors and if the claims of the affected real property lessors would, as a function of applicable state law, have a lien on the Inventory for unpaid rentals or other charges that would be prior to Foothill's security interest in the Inventory, then Foothill may create a reserve against the Borrowing Base in an amount up to the maximum amount of the claims of such lessors that would, as a function of applicable state law, have priority over Foothill's security interest in the affected Inventory;

                             (iii) if no Event of Default has occurred and is
               continuing, but if Foothill has determined that Borrower is not current in the payment of its obligations (including in respect of ad valorem or sales taxes) to federal, state, or local taxing authorities and if the claims of the affected taxing authorities would, as a function of applicable federal or state law, have a lien on the Inventory for unpaid taxes or other charges or assessments that would be prior to Foothill's security interest in the Inventory, then Foothill may create a reserve against the Borrowing Base in an amount up to the maximum amount of the claims of such taxing authorities that would, as a function of applicable federal or state law, have priority over Foothill's security interest in the affected Inventory; and

                             (iv) if no Event of Default has occurred and is
               continuing, but if Borrower's Excess Availability is $3,000,000, or less, then Foothill may create a reserve against the Borrowing Base in an amount up to the maximum amount of $1,000,000.

                      (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Revolving Amount.

                      (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

               2.2 [INTENTIONALLY OMITTED].

               2.3 [INTENTIONALLY OMITTED].

               2.4 [INTENTIONALLY OMITTED].

               2.5 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay Advances outstanding under
Section 2.1.

               2.6 INTEREST: RATES, PAYMENTS, AND CALCULATIONS.

                      (a) Interest Rate. Except as provided in clause (c) below, all Obligations shall bear interest as follows:

                           (i) each Eurodollar Rate Loan shall bear interest at
a per annum rate of 3.00 percentage points above the Adjusted Eurodollar Rate;
and

                           (ii) all other Obligations shall bear interest at a
per annum rate of 0.50 percentage points above the Reference Rate.

                      (b) [Intentionally Omitted].

                      (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest as follows:

                           (i) subject to the optional conversion provisions of
Section 2.12(c), each Eurodollar Rate Loan shall bear interest at a per annum rate of 7.00 percentage points above the Adjusted Eurodollar Rate; and

                           (ii) all other Obligations shall bear interest at a
per annum rate equal to 4.50 percentage points above the Reference Rate.

                      (d) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than 7.00% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                      (e) Payments. Interest in respect of Reference Rate Loans payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest in respect of each Eurodollar Rate Loan shall be due and payable, in arrears, on the earlier of (i) last day of the applicable Interest Period, and (ii) the first day of each month occurring during the term thereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                      (f) Computation. The Reference Rate as of the date of this Agreement is 8.50% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                      (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

               2.7 COLLECTION OF ACCOUNTS. Borrower either (a) shall remit, on a daily basis, all of its Collections to the Concentration Account, or (b) shall deposit, on a daily basis, all of its Collections to a deposit account of Borrower all of the proceeds of which are remitted, on a daily basis, to the Concentration Account. From and after the Closing Date until the date, if ever, that a Triggering Event occurs, Foothill shall permit Borrower to access the collected funds in the Concentration Account and to transfer the collected funds to the Designated Account and, thereafter, Borrower shall have the unrestricted use of such funds subject to the terms and conditions of this Agreement. From and after the date, if ever, that a Triggering Event occurs, at Foothill's instruction to the Concentration Account Bank, all amounts received in such Concentration Account automatically shall be wire transferred each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill. In addition, Borrower agrees to provide reports to Foothill on a weekly basis, in form and substance satisfactory to Foothill, of the amount of Collections for purposes of calculating the clearance or float charge provided for in Section 2.8.

               2.8 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Concentration Account Banks pursuant to the Concentration Account Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Effective Date, Foothill shall be entitled to charge Borrower for 1 Business Day of `clearance' or `float' at the rate set forth in Section 2.6(a)(ii) or Section 2.6(c)(i), as applicable, on all Collections that are received by Borrower or Foothill (regardless of whether forwarded by the Collection Account Banks to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise); provided, however, prior to the occurrence and continuation of an Event of Default, the aggregate amount payable to Foothill in connection with the foregoing float charge shall be limited to $40,000 in each calendar year during the effectiveness of this Agreement. This across-the-board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

               2.9 DESIGNATED ACCOUNT. Foothill is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

               2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Concentration Account Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

               2.11 FEES. Borrower shall pay to Foothill the following fees:

                      (a) Commitment Fee. A commitment fee of $75,000, which shall be fully earned and non-refundable on the Effective Date, and of which $25,000 shall be due and payable on the Effective Date, $25,000 shall be due and payable on the first anniversary of the Effective Date, and $25,000 shall be due and payable on the second anniversary of the Effective Date; provided, however, that any amounts paid by Borrower to Foothill with respect to the commitment fee prior to the Effective Date shall be credited toward the payment of the amounts due on the Effective Date;

                      (b) [intentionally omitted].

                      (c) [intentionally omitted].

                      (d) Financial Examination, Documentation, and Appraisal Fees. (i) Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; provided, that the aggregate amount of all fees for personnel employed by Foothill with respect to such financial analysis and examinations charged to Borrower hereunder shall not exceed $48,000 in each year, plus any related out-of-pocket expenses with respect thereto; plus (ii) Foothill's out-of-pocket expenses for each semi-annual appraisal of the Collateral performed by personnel employed by Foothill, provided, that the aggregate amount of all fees for personnel employed by Foothill with respect to such semi-annual Collateral appraisals shall not exceed $24,000 in each year, plus any related out-of-pocket expenses with respect thereto, and provided, further, that upon the occurrence and during the continuation of an Event of Default, Foothill may conduct appraisals of the Collateral more frequently); plus, (iii) the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and

                      (e) Collateral Management Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a collateral servicing fee in an amount equal to $2,500.

               2.12 EURODOLLAR RATE LOANS. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                      (a) Borrowing; Conversion; Continuation. Borrower may from time to time, on or after the Effective Date (and subject to the satisfaction of the requirements of Sections (3.2) and (3.4), request in a written or telephonic communication with Foothill: (i) Advances to constitute Eurodollar Rate Loans (pursuant to Section 2.1(c)); (ii) that Reference Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed funding date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period, in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed funding date therefor each of the following conditions is satisfied:

                             (v) no Event of Default exists;

                             (w) no more than five Interest Periods may be in
               effect at any one time;

                             (x) the amount of each Eurodollar Rate Loan
               borrowed, converted, or continued must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof;

                             (y) Foothill shall have determined that the
               Interest Period or Adjusted Eurodollar Rate is available to Foothill and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

                             (z) Foothill shall have received such request at
               least two Business Days prior to the proposed funding date therefor.

               Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Foothill shall determine under Sections 2.12(a), 2.13 or 2.14 that such Eurodollar Rate Loans cannot be made or continued.

                      (b) Determination of Interest Period. By giving notice as set forth in Section 2.12(a), Borrower shall select an Interest Period for such Eurodollar Rate Loan. The determination of the Interest Period shall be subject to the following provisions:

                             (i) in the case of immediately successive Interest
               Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                             (ii) if any Interest Period would otherwise expire
               on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                             (iii) if any Interest Period begins on the last
               Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                             (iv) Borrower may not select an Interest Period
               which expires later than the Maturity Date.

                      (c) Automatic Conversion: Optional Conversion by Foothill. Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Foothill has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of
Section 2.12(a). Any Eurodollar Rate Loan shall, at Foothill's option, upon notice to Borrower, convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing as of the last day of the Interest Period for such Eurodollar Rate Loan, or (ii) this Agreement shall terminate, and Borrower shall pay to Foothill any amounts required by Section
2.16 as a result thereof.

               2.13 ILLEGALITY. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Foothill to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of Foothill hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be cancelled and (b) Foothill's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow Foothill or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. If circumstances subsequently change so that Foothill shall determine that it is no longer so affected,

Foothill will promptly notify Borrower, and upon receipt of such notice, the obligations of Foothill to make or continue Eurodollar Rate Loans or to convert Reference Rate Loans into Eurodollar Rate Loans shall be reinstated.

               2.14 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Foothill with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

                             (i) shall subject Foothill to any tax, levy,
               charge, fee, reduction, or withholding of any kind whatsoever with respect to this Agreement or any Advance, or change the basis of taxation of payments to Foothill in respect thereof (except for taxes covered by Section 2.15 and the establishment of a tax based on the net income of Foothill or changes in the rate of tax on the net income of Foothill);

                             (ii) shall impose, modify or hold applicable any
               reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of Foothill; or

                             (iii) shall impose on Foothill any other condition
               with respect to this Agreement or any Advance;


and the result of any of the foregoing is to increase the cost to Foothill, by an amount which Foothill deems to be material, of making, converting into, continuing, or maintaining Advances or to increase the cost to Foothill, by an amount which Foothill deems to be material, or to reduce any amount receivable hereunder in respect of Advances, or to forego any other sum payable thereunder or make any payment on account thereof, then, in any such case, Borrower shall promptly pay Foothill, upon its demand, any additional amounts necessary to compensate Foothill for such increased cost or reduced amount receivable; provided, however, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow Foothill or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost. If Foothill becomes entitled to claim any additional amounts pursuant to this Section 2.14, Foothill shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by Foothill to Borrower shall be conclusive in the absence of manifest error. If Borrower so notifies Foothill within 5 Business Days after Foothill notifies Borrower of any increased cost pursuant to the foregoing provisions of this
Section 2.14, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with Section 2.12 and, additionally, reimburse Foothill for any cost in accordance with Section 2.16. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

                      (b) If Foothill shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Foothill or any Person controlling Foothill with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on Foothill's or such Person's capital as a consequence of its obligations hereunder to a level below that which such Foothill or such Person could have achieved but for such change or compliance (taking into consideration Foothill's or such Person's policies with respect to capital adequacy) by an amount deemed by Foothill to be material, then from time to time, after submission by Foothill to Borrower of a prompt written request therefor, Borrower shall pay to Foothill such additional amount or amounts as will compensate Foothill or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amount payable hereunder for nine months following such termination and repayment.

               2.15 TAXES. (a) Except as provided below in this Section 2.15, all payments made by Borrower under this Agreement and any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed in lieu of net income taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to Foothill hereunder or under any other Loan Documents, the amounts so payable to Foothill shall be increased to the extent necessary to yield to Foothill (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any other Loan Documents, provided, however, that Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to Foothill if Foothill fails or is unable to comply with the requirements of paragraph (b) of this Section 2.15. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Foothill a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Foothill the required receipts or other required documentary evidence, Borrower shall indemnify Foothill for any incremental taxes, interest or penalties that may become payable by Foothill as a result of any such failure. The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

                      (b) Any Participant or assignee of Foothill that is not incorporated under the laws of the United States of America or a state thereof (any such Person, a "Foreign Lender") shall:

                             (i) (x) on or before the date of any payment by
               Borrower under this Agreement to such Foreign Lender, deliver to Borrower and Foothill (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes and (B) a duly completed Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                                 (y) deliver to Borrower and Foothill two
               further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and

                                 (z) obtain such extensions of time for filing
               and complete such forms or certifications as may reasonably be requested by Borrower or Foothill;

               or

                             (ii) in the case of any such Foreign Lender that is
               not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC and that does not comply with subparagraph (i) of this paragraph (b),

                                 (x) represent to Borrower (for the benefit of
               Borrower and Foothill) that it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC,

                                 (y) deliver to Borrower on or before the date
               of any payment by Borrower, with a copy to Foothill: (1) a certificate stating that such Foreign Lender (A) is not a "bank" under Section 881(c)(3)(A) of the IRC, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law, or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (B) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the IRC, and (C) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the IRC (any such certificate a "U.S. Tax Compliance Certificate"); and (2) two duly completed copies of Internal Revenue Service Form W-8, or successor applicable form, certifying to such Foreign Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the IRC with respect to payments to be made under this Agreement (and to deliver to Borrower and Foothill two further copies of Form W-8 on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by Borrower or Foothill for filing and completing such forms), and

                                 (z) agree, to the extent legally entitled to do
               so, upon reasonable request by Borrower, to provide to Borrower (for the benefit of Borrower and Foothill) such other forms as may be reasonably required in order to establish the legal entitlement of such Foreign Lender to an exemption from withholding with respect to payments under this Agreement;

                      (c) Foothill and each Foreign Lender shall, upon the reasonable request by Borrower, deliver to Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of any jurisdiction, provided that Foothill or such Foreign Lender, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of Foothill or such Foreign Lender, as the case may be, unless in any such case any change in treaty, law, or regulation has occurred after the date such Person becomes a Foreign Lender hereunder which renders all such forms and certificates inapplicable or which would prevent such Foreign Lender from duly completing and delivering any such form or certificate with respect to it and such Foreign Lender so advises Borrower and Foothill. Each Person that shall become an assignee or a Participant shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications, and statements required pursuant to this Section 2.15; provided, however, that in the case of a Participant the obligations of such Participant pursuant to this paragraph (b) shall be determined as if such Participant were an assignee except that such Participant shall furnish all such required forms, certifications, and statements to Foothill.

               2.16 INDEMNITY. Borrower agrees to indemnify Foothill and to hold Foothill harmless from any loss or expense which Foothill may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement upon an Event of Default or otherwise), including, in each case, any such loss or expense (but excluding loss of margin) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to Foothill under this Section 2.16 shall be made as though Foothill had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Foothill may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.16. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.



        3. CONDITIONS; TERM OF AGREEMENT.

               3.1 CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE AGREEMENT. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions:

                      (a) the Effective Date shall occur on or before May 6, 1998;

                      (b) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

                      (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                              i. the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower;

                              ii. the Trademark Security Agreement;

                              iii. the Inventory Security Agreement; and

                              iv. the License Agreement;

                      (d) Foothill shall have received a certificate from the President of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                      (e) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Effective Date, certified by the President of Borrower;

                      (f) Foothill shall have received a certificate of status with respect to Borrower, dated within 10 days of the Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                      (g) Foothill shall have received certificates of status with respect to Borrower, each dated within 15 days of the Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                      (h) Foothill shall have received a certificate of the President of Borrower certifying that Borrower does not own any items of Collateral that are subject to certificates of title;

                      (i) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                      (j) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                      (k) Foothill shall have completed a "field survey" and appraisal of the Collateral, the results of which shall be satisfactory to Foothill; and

                      (l) Foothill shall have completed reference checks with respect to key management personnel, the results of which shall be satisfactory to Foothill.

               3.2 CONDITIONS PRECEDENT TO INITIAL ADVANCES. The obligation of Foothill to make the initial Advance is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                      (a) Each of the conditions set forth in Section 3.1 shall have been fulfilled, or else shall have been waived by Foothill;

                      (b) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

                      (c) Foothill shall have received Collateral Access Agreements with respect to Borrower's distribution center in Ontario, California, and from such other lessors, warehousemen, bailees, and other third persons as Foothill may require;

                      (d) Foothill shall have received each Collateral Access Agreement that Borrower has been able to obtain on a good-faith, best efforts basis from Borrower's landlords with respect to each of Borrower's retail store locations, or Foothill shall have received satisfactory evidence of Borrower's good-faith, best-efforts to obtain each such Collateral Access Agreement;

                      (e) within 15 days of the Effective Date, Foothill shall have received the Concentration Account Agreements, duly executed, and in full force and effect;

                      (f) within 15 days of the Effective Date, Borrower, Foothill, and the applicable financial intermediary shall enter into a Control Agreement in respect of each Securities Account in existence as of the Effective Date; and

                      (g) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

               3.3 CONDITION SUBSEQUENT. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                      (a) within 30 days of the Effective Date, deliver to Foothill, in form and substance satisfactory to Foothill and its counsel, certified copies of the policies of insurance, together with the endorsements thereto as are required by Section 6.10, with respect to (i) all insurance policies entered into by Borrower in connection with Borrower's distribution center in Ontario, California, and (ii) all umbrella liability insurance policies entered into by Borrower.

               3.4 CONDITIONS PRECEDENT TO ALL ADVANCES. The following shall be conditions precedent to all Advances hereunder:

                      (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                      (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such Advance, nor shall either result from the making thereof; and

                      (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such Advance shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

               3.5 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is 3 years from the Effective Date and automatically shall be renewed for successive 1 year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any 1 year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

               3.6 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.5, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of 1 year.

               3.7 EARLY TERMINATION BY BORROWER. The provisions of Section 3.5 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations, in full, together with a premium (the "Early Termination Premium") equal to the Applicable Termination Rate times the Maximum Revolving Amount.

               3.8 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.8 shall be deemed included in the Obligations.

        4. CREATION OF SECURITY INTEREST.

               4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

               4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

               4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

               4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents. Without limiting the foregoing, Borrower agrees to execute and deliver any Control Agreements, security agreements, financing statements, or other documents reasonably required by Foothill to create, perfect, or maintain the perfection or priority of, its Liens on Borrower's Securities Accounts and related Investment Property.

               4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

               4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

               4.7 CONTROL AGREEMENTS. Foothill agrees that it will not give any Notice of Exclusive Control unless an Event of Default has occurred and is continuing. Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.22 and, if to another securities intermediary, unless each of Borrower, Foothill, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other investment property shall be modified by Borrower without the prior written consent of Foothill. Upon the occurrence and during the continuance of an Event of Default or if Foothill deems itself insecure, Foothill may notify any securities intermediary to liquidate or transfer the applicable Securities Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Foothill Account.

        5. REPRESENTATIONS AND WARRANTIES.

               In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Effective Date, and at and as of the date of the making of each Advance made thereafter, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

               5.1 NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

               5.2 [INTENTIONALLY OMITTED].

               5.3 ELIGIBLE INVENTORY. All Eligible Inventory is of good and merchantable quality, free from defects.

               5.4 EQUIPMENT. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.


               5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

               5.6 INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

               5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 95-1464962.

               5.8 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                      (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

                      (b) Set forth on Schedule 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

                      (c) Except as set forth on Schedule 5.8, no Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

               5.9 DUE AUTHORIZATION; NO CONFLICT.

                      (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                      (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

                      (c) Other than the filing of any required reports with the SEC, and the filing of appropriate financing statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

                      (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                      (e) The Liens granted by Borrower to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

               5.10 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change.

               5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Effective Date.

               5.12 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

               5.13 EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

               5.14 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

               5.15 BROKERAGE FEES. No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Foothill under this Agreement.


               5.16 YEAR 2000 COMPLIANCE.

                      (a) On the basis of a comprehensive inventory, review and assessment currently being undertaken by Borrower, or that Borrower shall have caused each of its applicable computer application or software vendors to undertake, of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of Borrower's principal suppliers and vendors, Borrower's management is of the considered view that Borrower, its products, and all such suppliers and vendors will be Year 2000 Compliant before October 1, 1999.

                      (b) Borrower (i) has undertaken, or shall have caused each of Borrower's applicable computer application or software vendors to undertake, a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) is developing a detail plan and timeline for becoming Year 2000 Compliant on a timely basis, and
(iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.

        6. AFFIRMATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

               6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory, including the completion of one complete physical inventory or one complete inventory cycle count with respect to each of Borrower's store and warehouse locations during each fiscal year of Borrower.

               6.2 COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on a weekly basis, (i) Inventory reports specifying Borrower's cost and the market value of its Inventory, and (ii) a detailed calculation of the Borrowing Base;
(b) on a monthly basis and, in any event, by no later than the 15th day of each month during the term of this Agreement, (i) a summary aging, by vendor, of Borrower's accounts payable, (ii) Inventory reports specifying Borrower's cost and the market value of its Inventory by category and by store location; (iii) Borrower's rent rolls for the preceding month, reflecting the payment of the applicable monthly lease or rental expense for the preceding month with respect to each of Borrower's locations; and (iv) a summary of the results of Borrower's inventory cycle count and physical inventory counts, as applicable, conducted during the preceding month with respect to each of Borrower's locations for which such inventory testing was conducted during that period; (c) on a monthly basis and, in any event, by no later than the 30th day of each month during the term of this Agreement; (i) a summary of any book overdraft with respect to Borrower's accounts payable; and (ii) a report detailing all sales, franchise, income, and other taxes paid and payable by Borrower to the states of Michigan, Pennsylvania, and Texas for the preceding month, and for any other state with respect to which any state tax liens on Borrower's properties or assets would have priority over the security interest in the Collateral granted to Foothill hereunder; (d) as requested by Foothill from time to time, access to Borrower's electronic data; and (e) such other reports as to the Collateral or the financial condition of Borrower as Foothill may request from time to time.

               6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to
Foothill: (a) as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications (except for a "going concern" qualification that is the proximate result of Borrower's financial condition as of the Effective Date or as of the end of any subsequent fiscal year end of Borrower thereafter occurring during the term of this Agreement), by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                      Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the SEC, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.


                      Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                      Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

               6.4 TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

               6.5 [INTENTIONALLY OMITTED].

               6.6 RETURNS. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.

               6.7 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

               6.8 MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Effective Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

               6.9 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

               6.10 INSURANCE.

                      (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation; provided, however, that Borrower shall have 45 days from the Effective Date to obtain insurance against larceny, embezzlement, and criminal misappropriation, in form and amount satisfactory to Foothill.

                      (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this
Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property for purposes more hazardous than permitted by the terms of such policy, or (ii) any change in title or ownership of the Real Property. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

                      (c) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance (exclusive of any casualty loss in an amount equal to or less than $50,000 per occurrence), and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above (exclusive of any casualty loss wherein the insurance proceeds with respect thereto are less than $50,000 per occurrence), shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

                      (d) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

               6.11 NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

               6.12 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

               6.13 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

               6.14 EMPLOYEE BENEFITS.

                      (a) Cause to be delivered to Foothill, each of the following: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and
(iii) promptly, and in any event within

3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                      (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

               6.15 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

               6.16 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred by in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement.

               6.17 STORE CLOSINGS AND STORE OPENINGS. Provide written notice to Foothill of each store closing and any new store opening by Borrower or any Subsidiary of Borrower that shall occur during the effectiveness of this Agreement within 10 days of the date of such store closing or such new store opening, as applicable.

        7. NEGATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

               7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                      (a) Indebtedness evidenced by this Agreement;

                      (b) Indebtedness set forth in Schedule 7.1;

                      (c) Indebtedness secured by Permitted Liens; and

                      (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

               7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

               7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

               7.4 DISPOSAL OF ASSETS. Except for Permitted Dispositions, sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets.

               7.5 CHANGE NAME. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

               7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

               7.7 NATURE OF BUSINESS. Make any change in the principal nature of Borrower's business.


               7.8 PREPAYMENTS AND AMENDMENTS.

                      (a) Except in connection with a refinancing permitted by
Section 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

                      (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).

               7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

               7.10 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided, however, that Borrower may make consignments of Inventory to an Eligible Consignee in an amount not to exceed $75,000 in the aggregate at any one time, or in such increased amount to which as Foothill may consent in writing from time to time after the Effective Date.

               7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding.

               7.12 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this

Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

               7.13 INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

               7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, including all those transactions with Affiliates disclosed on Schedule 7.14, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

               7.15 SUSPENSION. Suspend or go out of a substantial portion of its business.

               7.16 [INTENTIONALLY OMITTED].

               7.17 USE OF PROCEEDS. Use the proceeds of the Advances made hereunder for any purpose other than (i) on the Closing Date, (y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

               7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

               7.19 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                      (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                      (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                      (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                      (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                      (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                      (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                      (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                      (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $50,000.

               7.20 FINANCIAL COVENANTS. Fail to maintain:

                      (a) Minimum Consolidated EBITDA. Consolidated EBITDA of not less than the amount shown below with respect to each of the corresponding periods set forth in the table below:


-------------------------------------------------------------------------
              Applicable Period                        Consolidated
                                                           EBITDA
=========================================================================
   For the six months ended July 31, 1998              ($4,500,000)
-------------------------------------------------------------------------
 For the nine months ended October 30, 1998            ($7,000,000)
-------------------------------------------------------------------------
For the twelve months ended January 30, 1999            $2,000,000
-------------------------------------------------------------------------

                      With respect to subsequent periods, on or before January 30, 1998, Borrower shall deliver financial projections to Foothill, in form and substance satisfactory to Foothill, for Borrower's fiscal year beginning February 1, 1999 and ending January 31, 2000. On the basis of such Borrower projections, on or before February 28, 1999, Foothill shall establish required levels of minimum Consolidated EBITDA for each of Borrower's fiscal quarters occurring during Borrower's fiscal year ending January 31, 2000.

               7.21 CAPITAL EXPENDITURES. Make capital expenditures in Borrower's fiscal year ending January 31, 1998 in excess of $2,600,000, and in any subsequent fiscal year of Borrower in excess of $1,500,000.

               7.22 SECURITIES ACCOUNTS. Borrower shall not establish or maintain any Securities Account unless Foothill shall have received a Control Agreement, duly executed and in full force and effect, in respect of such Securities Account. Borrower agrees that it will not transfer assets out of any Securities Accounts; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use such assets to the extent permitted by this Agreement.

               7.23 STORE OPENINGS. Borrower shall not open, and shall cause each of its Subsidiaries not to open, any new store location during the period commencing with the effectiveness of this Agreement and ending on January 31, 1999.

        8. EVENTS OF DEFAULT.

               Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

               8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

               8.2 (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement applicable to such Borrower contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Tax Returns), 6.7 (Title to Equipment),
6.12 (Location of Equipment), 6.13 (Compliance with Laws), 6.14 (Employee Benefits), or 6.15 (Leases) of this Agreement and such failure continues for a period of 5 Business Days; (b) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System) or 6.8 (Maintenance of Equipment) of this Agreement and such failure continues for a period of 15 Business Days; or (c) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement applicable to such Borrower contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this
Section 8 shall govern; provided that, during any period of time that any such failure or neglect of Borrower referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Foothill shall be relieved of its obligation to extend credit hereunder;

               8.3 If there is a Material Adverse Change;

               8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

               8.5 If an Insolvency Proceeding is commenced by Borrower;

               8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

               8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

               8.8 If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

               8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets;

               8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons and such default (a) occurs at the maturity of the payment obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder, or (c) results in a right by such third Person(s) irrespective of whether exercised, to cancel its obligations thereunder;

               8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

               8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

               8.13 If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

        9. FOOTHILL'S RIGHTS AND REMEDIES.

               9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                      (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

                      (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                      (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                      (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license, to the maximum extent permissable, to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                      (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Concentration Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                      (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Concentration Accounts, to secure the full and final repayment of all of the Obligations;

                      (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                      (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                      (k) Foothill shall give notice of the disposition of the Collateral as follows:

                           (1) Foothill shall give Borrower and each holder of a
security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                           (2) The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                           (3) If the sale is to be a public sale, Foothill also
shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                      (l) Foothill may credit bid and purchase at any public sale; and

                      (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

               9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

        10. TAXES AND EXPENSES.

               If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof;
(b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

        11. WAIVERS; INDEMNIFICATION.

               11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

               11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause;
(c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

               11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

        12. NOTICES.

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

               IF TO BORROWER:      GARDEN BOTANIKA, INC.
                                    8624 154th Avenue NE
                                    Redmond, Washington 98052
                                    Attn: Mr. George Newman
                                          Vice President/Controller
                                    Fax No. 425.883.1803

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

               WITH COPIES TO:      SUMMIT LAW GROUP
                                    1505 Westlake Avenue North
                                    Suite 300
                                    Seattle, WA 98109
                                    Attn: Michael J. Erickson, Esq.
                                    Fax No. 206.281.9882

               IF TO FOOTHILL:      FOOTHILL CAPITAL CORPORATION
                                    11111 Santa Monica Boulevard
                                    Suite 1500
                                    Los Angeles, California 90025-3333
                                    Attn: Business Finance Division Manager
                                    Fax No. 310.478.9788

               WITH COPIES TO:      BROBECK, PHLEGER & HARRISON LLP
                                    550 South Hope Street
                                    Los Angeles, California 90071
                                    Attn: John Francis Hilson, Esq.
                                    Fax No. 213.745.3345

               The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

        13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

               THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

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

CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        14. DESTRUCTION OF BORROWER'S DOCUMENTS.

               All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

        15. GENERAL PROVISIONS.

               15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

               15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its

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

Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

               15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

               15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

               15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

               15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

               15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under

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

any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

               15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.




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

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                                    GARDEN BOTANIKA, INC.,
                                    a Washington corporation


                                    By
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                    FOOTHILL CAPITAL CORPORATION,
                                    a California corporation


                                    By
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

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